Exhibit 4.6
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of February 26, 2021, is by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”) and Daniel S. Loeb (the “Investor”).
WHEREAS, on August 6, 2020, the Company (f/k/a Third Point Reinsurance Ltd.), Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (“Sirius Group”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares (“Merger Sub”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub was merged with and into Sirius Group (the “Merger”), with Sirius Group surviving the Merger as a wholly owned Subsidiary of the Company;
WHEREAS, following approval of the shareholders of the Company and upon the consummation of the Merger, the Company adopted new bye-laws (the “SiriusPoint Bye-laws”); and
WHEREAS, the Company and the Investor wish to specify in this Agreement the terms of their agreement as to certain matters relating to the Company and the Investor’s ownership of Shares that were previously contained in the Amended and Restated Bye-laws of the Company prior to the Merger and the adoption of the SiriusPoint Bye-laws.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Special Actions.
(a)Notwithstanding anything to the contrary in the SiriusPoint Bye-laws, the Company shall not, and shall cause its subsidiaries not to, subject to Section 1(b), without the prior and express written consent of the Investor, enter into any transaction with any (i) Affiliate of the Company, (ii) Member and/or director, officer, employee, and/or Affiliate of any Member, and/or (iii) director, officer, employee, and/or Affiliate of any of the foregoing.
(b)Notwithstanding anything to the contrary in the SiriusPoint Bye-Laws or this Agreement, the consent right of the Investor set forth in Section 1(a) shall survive until such time as the Investor holds Shares representing less than 25% of the Shares held by the Investor on December 22, 2011.

2.Board Observer.
(a)The Company shall permit one representative of the Investor (but only for so long as the Investor holds Shares) to attend all meetings of the Board as an observer, and shall provide such person with such notice and other information with respect to such meetings as are delivered to the directors of the Company. Notwithstanding the foregoing, the Company (i) may condition the right of any such person to attend meetings of the Board and receive notice and other information with respect to such meetings on the execution of a confidentiality agreement reasonably satisfactory to the Company, and (ii) may prevent such person from attending a meeting of the Board (or portion thereof) or receiving certain information with respect thereto if the Company believes, after consultation with counsel, that it is necessary to do so to ensure preservation of the attorney-client privilege.
3.Consent Right.
(a) No amendment to the Memorandum of Association of the Company which would have a material adverse effect on the rights of the Investor may be made without the Investor’s consent but only for so long as the Investor holds a number of Shares equal to at least 25% of the total number of Shares held by the Investor on December 22, 2011.
4.Headings; Certain Definitions.
The headings and other captions contained in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
“Agreement” has the meaning set forth in the preamble.
“Board” means the board of directors of the Company.
“Company” has the meaning set forth in the preamble.
“Member” means a person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.
“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the recitals.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization of any sort.
“Register of Members” has the meaning set forth in the SiriusPoint Bye-laws.
“Shares” shall be deemed to (i) include the authorized shares of the Company, and other common shares of the Company and (ii) any options, warrants or securities exercisable for, or convertible or redeemable into, common shares of the Company;.
“Sirius Group” has the meaning set forth in the recitals.
“SiriusPoint Bye-laws” has the meaning set forth in the recitals.
5.Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
6.Notices. All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):
If to the Company, to it at:
SiriusPoint Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:    David W. Junius

Email:        David.Junius@thirdpointre.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:    Nicholas F. Potter
Email:        nfpotter@debevoise.com
If to the Investor, to:
Third Point LLC
390 Park Avenue
New York, NY 10022
Attention:    Joshua Targoff, Esq.
Email:        JTargoff@thirdpoint.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    Laura Delanoy
Email:        ldelanoy@willkie.com
7.Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7 shall not be required to provide any bond or other security in connection with any such order or injunction.
8.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.Governing Law; Jurisdiction.
(a)This Agreement, and all actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall in all respects be governed by, and construed and enforced in accordance with, the laws of Bermuda applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the laws of another jurisdiction.
(b)All actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the courts of Bermuda and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 9(b) shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law;

provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
10.Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized director or officer of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
11.Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
12.Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.
13.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
SIRIUSPOINT LTD.

by:    /s/ David W. Junius
    Name: David W. Junius
    Title: Chief Financial Officer

/s/ Daniel S. Loeb
Daniel S. Loeb